EXHIBIT 11.1

                       Universal Insurance Holdings, Inc.

             Statement Regarding the Computation of Per Share Income

The following table reconciles the numerator (earnings) and denominator (shares) of the basic and diluted earnings per share computations for net income for the three month periods ended March 31, 2002 and 2001.

                                            Three Months Ended                                 Three Months Ended
                                               March 31, 2002                                     March 31, 2001

                                     Income                                          Income
                                     Available                                       Available
                                     to Common                         Per-Share     to Common                        Per-Share
                                     Stockholders     Shares           Amount        Stockholders      Shares         Amount
                                     ------------     ------           ------        ------------      ------         ------
Net income                             $442,833                                       $1,502,988
  Less: Preferred stock dividends                                                        (12,488)
Income available to common
   stockholders                        $442,833       14,686,000        $0.03         $1,490,500       14,749,000     $0.10

Effect of dilutive securities:

   Stock options and warrants               ---              ---          ---                ---              ---       ---
   Preferred stock                                       568,000          ---             12,488          568,000       ---
                                                      ----------        -----         ----------       ----------     -----
Income available to common
  stockholders and assumed
     conversion                        $442,833       15,254,000        $0.03         $1,502,988       15,317,000     $0.10
                                       ========       ==========        =====         ==========       ==========     =====

Options and warrants totaling 11,262,000 and 10,737,000 were excluded from the calculation of diluted earnings per share as their effect was anti-dilutive for the three months ended March 31, 2002 and 2001, respectively.